Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of the shares of Class A Common Stock of RingCentral, Inc.

Dated: June 16, 2014

KHOSLA VENTURES II, L.P.

By:	Khosla Ventures Associates II, LLC, a Delaware limited liability company and general partner of Khosla Ventures II, LP

By:	/s/ Vinod Khosla Vinod Khosla, Managing Member

KHOSLA VENTURES ASSOCIATES II, LLC

By:	/s/ Vinod Khosla Vinod Khosla, Managing Member

VK SERVICES, LLC

By:	/s/ Vinod Khosla Vinod Khosla, Manager

KFT TRUST, VINOD KHOSLA AS TRUSTEE

By:	/s/ Vinod Khosla Vinod Khosla, Manager

/s/ Vinod Khosla Vinod Khosla